Deferred Annuity Contract
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[GRAPHIC OMITTED]                           American Centurion
(logo)                                      Life Assurance Company
AMERICAN                                    20 Madison Ave. Ext.
 EXPRESS                                    P.O. Box 5555
(R)                                         Albany, New York 12205

[GRAPHIC OMITTED]
(logo)
   American
   Centurion
   Life
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This is a deferred annuity contract.  It is a legal contract between you, as the owner, and us, American Centurion Life Assurance Company, a Stock Company. PLEASE READ YOUR CONTRACT CAREFULLY.

If the annuitant is living on the Retirement Date, upon your request, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract. The owner and beneficiary are as named in the application unless they are changed as provided for in this contract.

We issue this contract in consideration of your application and the payment of the initial purchase payment.

Signed for and issued by American Centurion Life Assurance Company of Albany, New York, as of the contract date.

ACCUMULATION VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. See the Fixed and Variable Accounts section for variable provisions. The Mortality & Expense Risk and Variable Account Administrative Charges are shown under Contract Data.

In order for the dollar amount of variable annuity payments not to decrease, the assets of the variable accounts must have an annual net rate of investment return of 3.5%. This is equal to the gross investment return minus the mortality and expense risk charge and administrative charge shown under Contract Data.

The Fixed Account may not be available on the contract date. Please check the Contract Data to determine whether the Fixed Account is currently available.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS. If for any reason you are not satisfied with this contract, return it to us or our agent within 10 days after you receive it. We will then cancel this contract. Upon such cancellation we will refund an amount equal to the sum of: (1) the contract value, less any purchase payment credits, if applicable, at the end of the Valuation Period during which we receive the contract; and (2) any fees paid or any premium tax charges paid. This contract will then be considered void from its start.

/s/ Eric L. Marhoun                             /s/ Timothy V. Bechtold

    Secretary                                       President

|X| Flexible Purchase Payments
|X| Investment Experience Reflected in Benefits
|X| Optional Fixed Dollar or Variable Accumulation Values and Annuity Payments |X| Annuity Payments to Begin on the Retirement Date
|X| This Contract is Nonparticipating - Dividends Are Not Payable

                                                                           [INN]
272877-NY                                                              [A(6/04)]

                          Guide To Contract Provisions

Definitions                            Important words and meanings..................................................Page 3

General Provisions                     Entire contract; Annuity tax qualification; Incontestable;
                                       Modification of the contract; Benefits based on incorrect data;
                                       State laws; Federal laws; Reports to owner; Evidence of survival;
                                       Protection of proceeds; Payments by us; Voting rights.........................Page 4

Ownership and Beneficiary              Owner's rights; Change of ownership; Beneficiary; Change of beneficiary; Assignment.......................................................Page 5

Payments to Beneficiary                Describes options and amounts payable upon death..............................Page 6

Purchase Payments                      Purchase payments; Amount and intervals; Payment limits;
                                       Allocations of purchase payments; Additional "credits" for purchase payments.............................................................Page 7

Contract Value                         Describes the fixed and variable account contract values;
                                       Interest to be credited, Contract administrative charge; Premium tax charges, Transfers of contract values; Dollar Cost Averaging
                                       Program.......................................................................Page 8

Fixed and Variable                     Describes the Fixed Account; Describes the variable
Accounts                               subaccounts, accumulation units and values; Net investment factor; Mortality and expense risk charge; Variable account administrative charge; Annuity unit value....................................Page 10

Withdrawal Provisions                  Withdrawal of the contract for its withdrawal value; Rules for withdrawal; Withdrawal value; Withdrawal charges; Withdrawal
                                       Order; Waiver of withdrawal charges; Suspension or delay in payment of withdrawal........................................................Page 12

Annuity Provisions                     When annuity payments begin; Different ways to receive annuity payments; Determination of payment amounts...................................Page 16

Tables of Annuity Rates                Tables showing amount of the first variable annuity payment and the guaranteed fixed annuity payments for the various payment
                                       plans........................................................................Page 18

                                                                           [INN]
272877-NY                                                              [A(6/04)]

                                   Definitions
The following words are often used in this contract. When we use these words, this is what we mean:

Accumulation Unit
An accumulation unit is an accounting unit of measure. It is used to calculate the contract value prior to annuitization.

Annuitant
The person or persons on whose life monthly annuity payments depend. The term "annuitant" as used in this contract includes joint annuitants and therefore is replaced in all instances with the term "annuitants." The annuitants are those persons named under Contract Data or elected at annuitization. All terms, conditions, rights and requirements that apply to an "annuitant" under this contract shall apply jointly and severally to each joint annuitant named. Any contract provisions based on the age of the annuitant will be based on the age of the oldest annuitant, except that annuity income plan rates will be based on the specific annuitant(s)' age(s).

Annuitization
The application of the contract value of this contract to provide annuity payments under an annuity payment plan.

Annuity Unit

An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable subaccounts on and after annuitization.

Code
The Internal Revenue Code of 1986, as amended, its regulations thereunder and/or promulgations of the Internal Revenue Service, as applicable.

Contract Anniversary
The same day and month as the contract date each year that the contract remains in force.

Contract Date
It is the date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

Contract Value
The sum of the (1) fixed account contract value (which receives a declared interest rate); and (2) the variable account contract value (which varies with the investment performance of the elected subaccounts) for this contract.

Fixed Account
The Fixed Account is made up of all our assets other than those in any separate account.

Fixed Annuity

A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

Retirement Date
The date shown under Contract Data on which annuity payments are scheduled to begin. This date may be changed as provided in this contract. You will be notified prior to the retirement date in order to select an appropriate annuity payment plan.

Valuation Date
A valuation date is each day the New York Stock Exchange is open for trading.

Valuation Period
A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

Variable Account
Consists of separate subaccounts to which you may allocate purchase payments and contract values; each invests in shares of one fund. The value of your investment in each subaccount changes with the performance of the particular fund. The subaccounts available on the contract date are named under Contract Data.

Variable Annuity
A variable annuity is an annuity with payments which are not predetermined or guaranteed as to dollar amounts and vary in amount with the investment experience of one or more of the variable subaccounts.

We, Our, Us
American Centurion Life Assurance Company.

Written Request
A request in writing signed by you and delivered to us at our home office.

You, Your
The owner of this contract. The owner may be someone other than the annuitant. The owner is shown in the application unless the owner has been changed as provided in this contract.

272877-NY                                                                Page 2
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                               General Provisions


Entire Contract
This contract form and any endorsements or riders attached to it are the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our other representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

Annuity Tax Qualification
This contract is intended to qualify as an annuity contract under Section 72 of the Code for federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax-qualification, notwithstanding any other provisions to the contrary.

Contract Modification
This contract may be modified at any time by written agreement between the contract owner and us. The modification must be signed by one of our corporate officers (President, Vice President, Secretary or Assistant Secretary).

We reserve the right to modify this contract to the extent necessary to qualify this contract as an annuity contract under Section 72 of the Code and all related laws and regulations which are in effect during the term of this contract.

We will obtain any necessary approval of any regulatory authority for the modifications and will provide you with notice and copy of any such modification.

Incontestable
This contract is incontestable from its date of issue.

Benefits Based on Incorrect Data
Payments under the contract will be based on the annuitant's birthdate and sex. If the annuitant's birthdate or sex or your birthdate has been misstated, payments under this contract will be adjusted. They will be based on what would have been provided at the correct birthdate and sex. Any underpayments made by us will promptly be paid in a single sum with an interest credit of 6% per annum. Any overpayments made by us will be subtracted from the future payments together with an interest charge of 6% per annum.

State Laws
This contract is governed by the laws of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state. Any paid up annuity, cash withdrawal or death benefits available under the contract are not less than the minimum benefits required by any statute of the state in which the contract is delivered.

Reports to Owner
At least once a year we will send you a statement showing the contract value, the cash withdrawal value and death benefit of this contract as of a date not more than two months prior to the statement. This statement will be based on any laws or regulations that apply to contracts of this type. It will be mailed to your last known post office address.

Evidence of Survival
Where any payments under this contract depend on the recipient or annuitant being alive on a given date, proof that such condition has been met may be required by us. Such proof may be required prior to making the payments.

Protection of Proceeds
Payments under this contract are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

Payments by Us
All sums payable by us are payable from our home office. Any payment or withdrawal from a variable subaccount is based on the variable subaccount value.

Voting Rights
So long as federal law requires, we will give certain voting rights to contract owners. As contractowner, if you have voting rights we will send a notice to you telling you the time and place of the shareholder meeting. The notice will also explain matters to be voted upon and how many votes you get.

272877-NY                                                                Page 3
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                            Ownership And Beneficiary

Owner's Rights
As long as the annuitant is living and unless otherwise provided in this contract, you may exercise all rights and privileges provided in this contract or allowed by us.

Change of Ownership
You may change the ownership. Any change of ownership must be made by written request on a form approved by us. The change must be made while the annuitant is living. Once the change is received by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the receipt.

Beneficiary
Beneficiaries are those you have named in the application or later changed as provided below, to receive benefits of this contract if you or the annuitant die while this contract is in force.

Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. Benefits will be paid to all primary beneficiaries surviving you or the annuitant, in accordance with your last beneficiary designation on file. If none survive, proceeds will be paid to all surviving contingent beneficiaries. If no beneficiary survives you or the annuitant, we will pay the benefits to you, if living, otherwise to your estate.

Change of Beneficiary
You may change the beneficiary anytime while the annuitant is living by satisfactory written request to us. Once the change is received by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before the receipt.

Assignment
You can assign this contract or any interest in it while the annuitant is living. Your interest and the interest of any beneficiary is subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this contract. Any amounts payable to the assignee will be paid in a single sum.

A copy of any assignment must be submitted to us at our home office. Any assignment is subject to any action taken or payment made by us before the assignment was received at our home office. We are not responsible for the validity of any assignment.

272877-NY                                                                Page 4
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                             Payments To Beneficiary

Death Benefits Before Annuitization
A death benefit is payable to the beneficiary upon the earlier death of you or the annuitant while this contract is in force and prior to annuitization.

As of the date we receive due proof of death, w e will pay the beneficiary the greater of the following amounts, less any applicable purchase payment credits that have not vested:

1. the contract value; or

2. the "Return of Payment Value".

Return of Payment Value (ROP) Definition
The ROP is the total purchase payments and any applicable purchase payment credits made to the contract, minus "adjustments for partial withdrawals".

Adjustments for Partial Withdrawals Definition
"Adjustments for partial withdrawals" are for each partial withdrawal using the following formula:

                  a  X  b       where:
                  -------
                      c

a        = the partial withdrawal including any
           applicable withdrawal charge

b        = the ROP on the date of (but prior to) the partial
           withdrawal

c        = the contract value on the date of (but
           prior to) the partial withdrawal.

Any amounts payable or applied by us as described in the sections below will be based on the contract values as of the valuation date on or next following the date on which due proof of death is received at our administrative office. Due proof of death includes all documents needed to complete the beneficiary's claim.

Payment of Death Benefit Before Annuitization
The above death benefit will be payable in a lump sum upon the receipt of due proof of death of you or the annuitant, whichever first occurs. The beneficiary may elect to receive payment any time within five years after the date of death. The above death benefit will also be made upon the first to die if ownership is in a joint tenancy except where spouses are joint owners with right of survivorship and the surviving joint spouse elects to continue the contract.

In lieu of a lump sum, payments may be made under:
1.   an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2.   not exceed the life or life expectancy of the beneficiary; and

3.   payments must begin no later than one year after the date of death; or

2. under other distribution options that we may offer and that satisfy requirements of Code Section72(s)(2) and related regulations, rulings or promulgations of the Internal Revenue Service or Department of the Treasury.

For Annuity Payment Plans, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

Spouse's Option to Continue Contract Upon Owner's Death
If you die prior to annuitization and your spouse is the as sole beneficiary or joint tenant with right of survivorship, your spouse may keep the contract in force as owner and may make additional purchase payments to the contract. If you were also the annuitant, then your spouse becomes the annuitant as well.

The election by the spouse to continue the contract must be made by written request within 60 days after we receive due proof of death. Upon such continuation the contract value shall be equal to the death benefit that would otherwise have been paid. Withdrawal charges, if any, under the continued contract shall only apply to additional purchase payments.

Death After Annuitization
If you or the annuitant die after annuitization, the amount payable to the beneficiary, if any, will be as provided in the Annuity Payment Plan then in effect.

272877-NY                                                                Page 5
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                                Purchase Payments

Purchase Payments
Purchase payments are the payments you make for this contract and the benefits it provides. Purchase payments must be paid or mailed to us at our home office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments.

Net purchase payments are that part of your purchase payments applied to the contract value. A net purchase payment is equal to the purchase payment less any applicable premium tax charge.

Additional Purchase Payments
Additional purchase payments may be made until the earlier of:

1. the date this contract terminates by withdrawal or otherwise; or

2. the date on which annuity payments begin.

Additional purchase payments are subject to the "Payment Limits Provision" below.

Payment Limits Provision
Maximum Purchase Payments - The maximum purchase payments in the first or later contract years may not exceed the amounts shown under Contract Data.

Additional Purchase Payments -- You may make additional purchase payments of at least the amount shown under Contract Data.

Allocation of Purchase Payments

In most cases, you request, in whole percentages from 0% to 100%, how you want your purchase payments allocated among the Fixed Account and variable subaccounts. The amount of your purchase payments you may allocate to the Fixed Account is limited as shown under Contract Data. We reserve the right to decrease the allowable Fixed Account Purchase Payment percentage limits from those shown under Contract Data. We will provide 30 days advance written notification if we do so, and will notify you in writing when the restrictions are lifted.

Allocations to certain accounts or subaccounts may be limited or required under the terms of certain optional benefit riders, if any, attached to this contract. Your allocations as of the contract date are shown under Contract Data.

Unless any restrictions apply, you may, by written request, or other method agreed to by us, change your choice of accounts or percentages. The first net purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue this contract. Net purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our home office.

Additional "Credits" for Purchase Payments
We may apply an additional purchase payment credit to your contract value for applicable net purchase payments you make to this contract as indicated under Contract Data. The purchase payment credit is a percentage of such net purchase payment which is the purchase payment less the amount of partial withdrawals that exceed all prior purchase payments. The percentage depends on the amount of cumulative purchase payments under the contract less partial withdrawals as shown under Contract Data.

If an additional purchase payment causes the contract as a whole to be eligible for a greater percentage credit, an additional credit on prior purchase payments, less any partial withdrawals, will be allocated on the date of the additional purchase payment. Such additional credit is calculated to bring the credit percentage on all prior net purchase payments to the current level. Purchase payment credits will be allocated to the contract value according to your then-existing purchase payment allocation instructions.

Any partial withdrawal reduces the cumulative net purchase payments used as the basis of the credits on a last-in, first-out basis. Purchase payment credits are vested as shown under Contract Data.

Credits shall be reversed from the contract value for any purchase payment that is not honored.

The amount returned to you under the Right to Examine Contract (Free-look) provision shall not include any Credits applied to your contract.

272877-NY                                                                Page 6
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                                 Contract Value

Contract Value
The contract value at any time is the sum of:

1. the Fixed Account contract value; and
2. the variable account contract value.

If:

1. part or all of the contract value is withdrawn; or
2. charges described herein are made against the contract value;

then a number of accumulation units from the variable subaccounts and an amount from the Fixed Account will be deducted to equal such amount.

For withdrawals, deductions will be made from the Fixed Account or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the Fixed Account will be deducted in the same proportion that your interest in each bears to the total contract value.

Fixed Account Contract Value
The Fixed Account contract value at any time will be:

1. the sum of all purchase payments and any applicable purchase payment credits allocated to the Fixed Account, plus interest credited; plus

2. any amounts transferred to the Fixed Account from any variable subaccount, plus interest credited; less

3.   any amounts transferred from the Fixed Account to any variable  subaccount;
     less

4.   any amounts deducted for charges or withdrawals.

Variable Account Contract Value
The variable account contract value at any time will be the sum of the value of the units in any variable subaccount resulting from:

1.   purchase   payments  and  any  purchase   payment  credit  allocated  to  a
     subaccount; plus

2. any amounts transferred to a subaccount from another subaccount or from the Fixed Account; less

3. any amounts transferred from a subaccount to another subaccount or to the Fixed Account; less

4.   any amounts deducted from a subaccount for charges or withdrawals.

Contract Administrative Charge
We charge a fee for establishing and maintaining our records for this contract. The charge per year is shown under Contract Data and is deducted from the contract value at the end of each contract year or, if earlier, when the contract is fully withdrawn.

The charge deducted will be prorated among the variable subaccounts and the Fixed Account in the same proportion your interest in each bears to the total contract value. However, any amount deducted from the Fixed Account contract value will be limited to: (1) the amount of interest credited in excess of the guaranteed minimum interest rate shown under Contract Data; plus (2) any amounts allocated or transferred to the Fixed Account contract in that year. In no instance will the charge from the Fixed Account contract exceed $30 in any contract year.

We waive the annual contract administrative charge for any contract year if your contract value, immediately prior to the deduction of the charge, equals or exceeds $50,000.

If you make a full withdrawal of this contract, we deduct the full contract administrative charge at the time of full withdrawal regardless of contract value.

The charge does not apply at or after annuitization of this contract or at the time a death benefit is paid.

Premium Tax Charges
We reserve the right to deduct an amount from the value of this contract at the time that any applicable premium taxes assessed against us or otherwise not previously deducted are payable.

If a tax is payable at the time of your purchase payment and we choose to not deduct it at that time, we further reserve the right to deduct it at a later date.

Transfers of Contract Values
While this contract is in force prior to annuitization, transfers of contract values may be made as outlined below unless contract values are required to be allocated to certain accounts or subaccounts under the terms of certain optional benefit riders, if any, attached to this contract.

1. You may transfer all or a part of the values held in one or more of the variable subaccounts to another one or more of the variable subaccounts. Subject to

272877-NY                                                                Page 7

     Items 2 and the Fixed Account transfer limit shown under Contract Data, you may also transfer values held in one or more of the variable subaccounts to the Fixed Account or Guarantee Period Accounts.

2. On or within the 30 days before or after a contract anniversary you may transfer values from the Fixed Account to one or more of the variable subaccounts or Guarantee Period Accounts. This amount shall not exceed the Fixed Account transfer limit shown under Contract Data. If such a transfer is made, no transfers from any variable subaccount or Guarantee Period Account to the Fixed Account may be made for six months after such a transfer.

We reserve the right to decrease the allowable Fixed Account Transfer percentage limits from those in the Fixed Account transfer limit shown under Contract Data. We will provide 30 days advance written notification if we do so, and will notify you in writing when the restrictions are lifted.

We also reserve the right to:

1.   limit the number of transfers to 12 per contract year; and

2.   require up to a maximum of 10 valuation dates between each transfer; and

3. limit the amount to be transferred on any one valuation date to no more than $2,000,000; and

4. upon 30 days prior written notice, to only accept transfer instructions from you (the contract owner), and not from your representative, agent or person acting under a power of attorney for you.

You may make a transfer by written request. Transfers may also be made according to automated transfer procedures that are then currently in effect, if any. There is no fee or charge for these transfers. However, the minimum transfer is $500. If you request a transfer of $500 or less, we will transfer the entire value in the subaccount or in the Fixed Account from which the transfer is being made. The minimum automated transfer is $100.

Dollar Cost Averaging Program
You may elect to participate in any DCA Program we offer by written request on a form approved by us. Under the program you may allocate purchase payments to the Special DCA fixed account(s), if the Special DCA program is offered, and authorize the automatic transfer of amounts on a monthly basis from the Special DCA fixed account to any of the variable subaccount(s) or the Fixed Account. All amounts allocated to the Special DCA fixed account will be transferred out within the specified Special DCA fixed account time period you elect from the time periods we make available.

You may also authorize the automatic transfer of amounts, on an annual, semiannual, quarterly or monthly basis, for specified amounts from the One Year Ffixed Account or any of the variable subaccounts to any other variable subaccounts other than the source account.

The unit values credited and applied to your contract are determined on each date of transfer. You may terminate the DCA Program at any time. However, upon termination or annuitization, any amounts remaining in the Special DCA fixed account will be transferred to the One Year Fixed Account.

                           Fixed and Variable Accounts


The Fixed Account

The Fixed Account is made up of all our assets other than those in

1.   The Variable Account; and in

2.   Any other segregated asset accounts.

The Fixed Account includes the One Year Fixed Account.

We will credit interest to the Fixed Account. Interest will begin to accrue daily on the date the purchase payments which are received in our home office become available for us to use.

We will pay interest on the portion of your initial purchase payment allocated to the Fixed Account at a guaranteed rate shown under Contract Data.

After the first year, interest will accrue on the Fixed Account value at rates determined by us and at our discretion. Theses rates will be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities, the rates currently in effect for new and existing company annuities, product design, competition, and the company's revenues and expenses. However, we guarantee that the rate will not be less than the minimum effective annual interest rate shown under Contract Data.

We back the principal and interest guarantees relating to the Fixed Account. Purchase payments and transfers to the Fixed Account become part of our general account.

The Variable Account

The variable account is a separate investment account of ours. It consists of several subaccounts which are named under Contract Data. We have allocated a part of

272877-NY                                                                Page 8
our assets for this and certain other contracts to the variable account. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

Investments of the Variable Account

Purchase payments applied to the variable subaccounts will be allocated as specified by the owner. Each variable subaccount will buy, at net asset value, shares of the fund shown for that subaccount under Contract Data or as later added or changed.

We may change the funds the variable subaccounts buy shares from if laws or regulations change, the existing funds become unavailable or, in our judgment, the funds are no longer suitable for the subaccounts. We have the right to substitute any funds for those shown under Contract Data, including funds other than those shown under Contract Data.

We may also:

|X|     add new subaccounts investing in other funds,
|X|     combine any two or more subaccounts,
|X|     make additional subaccounts investing in additional funds,
|X|     transfer assets to and from the subaccounts or the variable account, and
|X|     eliminate or close any subaccounts.

We would first seek approval of the Securities and Exchange Commission if necessary, and, where required, the insurance regulator of the state where this contract is delivered.

Valuation of Assets
Fund shares in the variable subaccounts will be valued at their net asset value.

Variable Account Accumulation Units
The number of accumulation units for each of the variable subaccounts is found by adding the number of accumulation units resulting from:

1. purchase payments and any applicable purchase payment credits allocated to the subaccount; and

2.   transfers to the subaccount;

and subtracting the number of accumulation units resulting from:

1.   transfers from the subaccount; and

2.   withdrawals (including withdrawal charges) from the subaccount; and

3. contract administrative charge or any rider charge deductions from the subaccount.

The number of accumulation units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

1.   is the amount allocated to or deducted from the subaccount; and

2. is the accumulation unit value for the subaccount for the respective valuation period during which we received the purchase payment or transfer value, or during which we deducted transfers, withdrawals, withdrawal charges, rider charges or contract administrative charges.

272877-NY                                                                Page 9

Variable Account Accumulation Unit Value
The value of an accumulation unit for each of the variable subaccounts was set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same subaccount for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

Net Investment Factor
The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or annuity unit may increase or decrease.

The net investment factor for any such subaccount for any valuation period is determined by dividing (1) by (2), and subtracting (3) and (4) from the result. This is done where:

1.   is the sum of:

     a. the net asset value per share of the fund held in the variable subaccount determined at the end of the current valuation period; plus

     b. the per share amount of any dividend or capital gain distribution made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period; and

2. is the net asset value per share of the fund held in the variable subaccount, determined at the end of the last prior valuation period; and

3.   is a factor representing the mortality and expense risk charge; and

4.   is a factor representing the variable account administrative charge.

Mortality and Expense Risk Charge
In calculating unit values we will deduct a mortality and expense risk charge from the variable subaccounts equal, on an annual basis, to the percentage shown under Contract Data of the daily net asset value. This deduction is made to compensate us for assuming the mortality and expense risks under contracts of this type. We estimate that approximately 2/3 of this charge is for assumption of mortality risk and 1/3 is for assumption of expense risk. The deduction will be:

1.   made from each variable subaccount; and

2.   computed on a daily basis.

Variable Account Administrative Charge
In calculating unit values, we will deduct a variable account administrative charge shown under Contract Data from the variable subaccounts. This deduction is made to compensate us for certain administrative and operating expenses for contracts of this type. The deduction will be:

1.   made from each variable subaccount; and

2.   computed on a daily basis.

Annuity Unit Value
The value of an annuity unit for each variable subaccount was arbitrarily set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

1. the annuity unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the subaccount for the valuation period for which the annuity unit value is being calculated.

2. the result is multiplied by an interest factor, which on an annualized basis is equal to .966184. This is done to neutralize the assumed investment rate which is built into Table A under the Tables of Annuity Rates section.

272877-NY                                                                Page 10

                              Withdrawal Provisions

Withdrawal
By written request and subject to the rules below you may:

1.   fully withdraw this contract for the total withdrawal value; or

2.   partially withdraw this contract for a part of the withdrawal value.

Rules for Withdrawal
All withdrawals will have the following conditions.

1.   You must apply by written request or other method agreed to by us:

     a.   while this contract is in force; and

     b. prior to the earlier of beginning an annuity payment plan or the death of the annuitant or owner.

2. Unless we agree otherwise, you must withdraw an amount equal to at least $500. Each variable subaccount value Fixed Account value after a partial withdrawal must be either $0 or at least $50.

3. The amount withdrawn, less any charges, will normally be mailed to you within seven days of the receipt of your written request and this contract, if required. For withdrawals from the Fixed Account, we have the right to defer payment to you for up to six months from the date we receive your request. If we defer payment more than 10 days, we will pay annual interest at a rate required by law on the amount deferred.

4. For partial withdrawals, if you do not specify from which account the withdrawal is to be made, the withdrawal will be made from the variable subaccounts and the Fixed Account in the same proportion as your interest in each bears to the contract value.

5.   Any amounts withdrawn and charges which may apply cannot be repaid.

Upon withdrawal for the full withdrawal value this contract will terminate. We may require that you return the contract to us before we pay the full withdrawal value.

Withdrawal Value
The withdrawal value at any time will be:

1.   the contract value;

2.   minus the full contract administrative charge;

3.   minus any withdrawal charge;

4.   minus any rider charges on a prorata basis;

5. minus any purchase payment credits that have not vested as shown under Contract Data.

Withdrawal Charge
A withdrawal charge may apply in the event you withdraw some or all of your contract value. The withdrawal charge schedule for your contract is shown under Contract Data.

A withdrawal charge applies if you withdraw purchase payments received that are still in the withdrawal charge period as shown under Contract Data. The withdrawal charge percentage depends upon the number of years since you made the payment(s) withdrawn as shown under Contract Data. Refer to Waiver of Withdrawal Charges for situations when withdrawal charges are not deducted.

The withdrawal charge applies regardless of the contract value at time of withdrawal. Therefore, the purchase payment amount applied to the withdrawal charge percentage may be greater or less than the contract value.

For full withdrawals, we determine your withdrawal charge by multiplying each of your purchase payments not previously withdrawn and not subject to a waiver of withdrawal charge by the applicable withdrawal charge percentage, and then totaling the charges.

For a partial withdrawal that is subject to a withdrawal charge, the amount we actually withdraw from your contract value will be the amount you request plus any applicable withdrawal charge as of the date of withdrawal. The withdrawal charge is applied to this total amount. We pay you the amount you requested.

For partial withdrawals, the withdrawal charge is prorated based on the percentage of your contract value being withdrawn. For example, if you withdraw half of your contract value, approximately half of the withdrawal charge applicable for a full withdrawal would be charged. (However, any waivers of withdrawal charge will not be prorated, so the withdrawal charge in the above example would be reduced further to account for applicable waivers.)

For partial withdrawals, we determine the amount that represents purchase payments which could be subject to a withdrawal charge by the following formula:

   PW - FA   X   (PP - PE)
   -------
   CV - FA

   PW =  Amount of partial withdrawal

   FA =  Free amount (amounts that are subject to a waiver of withdrawal charge)

   CV =  Contract value prior to the withdrawal


272877-NY                                                                Page 11

     PP =  Purchase payments not previously withdrawn

     PE = Amounts withdrawn totaling up to 10% of the prior contract anniversary value to the extent it is larger than amounts withdrawn that represent contract earnings (See item 1 under Waiver of Withdrawal Charges.)

After calculating the amount of purchase payments that might be subject to a withdrawal charge, we use the Withdrawal Order described below to determine the withdrawal charge.

Waiver of Withdrawal Charges
Withdrawal charges are waived for all of the following.

1. In each contract year, amounts withdrawn totaling up to 10% of the contract value as of the beginning of that contract year (your initial purchase payment and any purchase payment credit applied is considered the beginning of contract year contract value during the first contract year), or, if larger, amounts withdrawn that represent contract earnings (Contract earnings are defined as the contract value less purchase payments not previously withdrawn); and

2. Withdrawals made if both you and the annuitant were under age 76 on the contract date, and you provide proof satisfactory to us that, as of the date you request the withdrawal, you or the annuitant are confined to a hospital or nursing home, and have been for the prior 60 days.

     To qualify, the nursing home must:

     a. be licensed by an appropriate licensing agency to provide nursing services; and

     b.   provide 24-hour-a-day nursing services; and

     c.   have a doctor available for emergency situations; and

     d.   have a nurse on duty or call at all times;  and

     e.   maintain clinical records; and

     f.   have appropriate methods for administering drugs

3. Withdrawal charges are waived if you or the annuitant are diagnosed in the second or later contract years as disabled with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the licensed physician's statement. You must provide us with a licensed physician's statement containing the terminal illness diagnosis and the date the terminal illness was initially diagnosed.

4. If an IRA endorsement is attached to this contract: IRA required minimum distributions, for those amounts required to be distributed from this contract only.

5.   Annuity payment plan payments.

6.   Payments made in the event of the death of the owner or annuitant.

Withdrawal Order
We use this order to determine withdrawal charges.

o First, withdrawals up to 10% of your prior contract anniversary contract value not previously withdrawn during this contract year. (No withdrawal charge.)

o    Next,  withdrawals are from amounts representing contract earnings - if any
     - in excess of the annual 10% free withdrawal amount. (No withdrawal charge.)

o Next, withdrawals are from purchase payments not previously withdrawn and which had been paid more than the number of years in the withdrawal charge period shown under Contract Data prior to withdrawal. (No withdrawal charge.)

o Last, withdrawals are from purchase payments received that are still within the withdrawal charge period shown in the schedule under Contract Data. We withdraw these payments on a "first-in, first-out" (FIFO) basis. There is a withdrawal charge on these payments.

Suspension or Delay in Payment of Withdrawal
We have the right to suspend or delay the date of any withdrawal payment from the variable subaccounts for any period:

1.   when the New York Stock Exchange is closed; or

2.   when trading on the New York Stock Exchange is restricted; or

3.   when an emergency exists as a result of which:

     a) disposal of securities held in the variable subaccounts is not reasonably practical; or

     b) it is not reasonably practical to fairly determine the value of the net assets of the variable subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

5. if and to the extent permitted or required under the Federal Investment Company Act of 1940, as amended, and any other applicable federal or state law.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

272877-NY                                                                Page 12

                               Annuity Provisions

Annuitization
When annuitization occurs, the contract value will be applied to make annuity payments. The first payment will be made as of the retirement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract which provides the annuity payments.

Change of Retirement Date
You may change the retirement date shown for this contract. Tell us the new date by written request. The retirement date may not be earlier than 13 months from the contract date, and may not be later than the later of the annuitant's 85th birthday or the 10th contract anniversary. If you select a new date, it must be at least 30 days after we receive your written request at our home office.

Pre-election of an Annuity Income Plan
If this is a nonqualified contract, you may elect how the death benefit is to be paid under the contract in the event of death before annuitization. You must make any such election on a form satisfactory to us. We must receive the form in our home office prior to the date of death. The death benefit will then be payable as elected by you, rather than as requested by the beneficiary.

If for any reason such election does not satisfy Section 72 of the Code or related distribution requirements, the election will be void. The beneficiary will then be permitted to elect payment as otherwise allowed by this contract.

Annuity Payment Plans
Annuity payments may be made on a fixed dollar basis, a variable basis or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us.

Plan A -- This provides monthly annuity payments during the lifetime of the annuitant. No payments will be made after the annuitant dies.

Plan B -- This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, 10 or 15 years. You must select the guaranteed period.

Plan C --This provides monthly annuity payments during the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly annuity payment.

Plan D -- Monthly annuity payments will be paid during the lifetime of the annuitant and joint annuitant. When either the annuitant or the joint annuitant dies we will continue to make monthly payments during the lifetime of the survivor. No payments will be made after the death of both the annuitant and joint annuitant.

Plan E -- This provides monthly annuity payments for a period of years. The period of years may be no less than 10 nor more than 30.

You may select the plan by written request to us at least 30 days before the retirement date. If at least 30 days before the retirement date we have not received at our home office your written request to select a plan, we will make payments according to Plan B with payments guaranteed for 10 years.

If the Plan selected has a payment amount that is the same as another Plan having a longer guarantee period, then the Plan with the longer guarantee period will be deemed to have been chosen.

If the amount to be applied to a plan is not at least $2,000 and produces a monthly payment of less than $20, or if payments are to be made to other than a natural person, we have the right to make a lump sum payment of the contract value.

272877-NY                                                                Page 13

Allocation of Contract Values at Annuitization
At the time of annuitization under an Annuity Payment Plan, you may reallocate your contract value to the Fixed Account to provide fixed dollar payments and/or among the variable subaccounts, to provide variable annuity payments. Unless we agree otherwise, you may use a maximum of five variable subaccounts at any one time during annuitization.

Fixed Annuity
A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments remain the same - second and later payments will never be less than the amount of the first payment. At annuitization contract value amounts you allocate to provide fixed dollar payments will be applied to the applicable Annuity Table. This will be done in accordance with the payment plan chosen. The minimum amount payable for each $1,000 so applied is shown in Table B under the Tables of Annuity Rates section.

Variable Annuity
A variable annuity is an annuity with payments which:

1.   are not predetermined or guaranteed as to dollar amount; and

2.   vary in amount with the investment experience of the variable subaccounts.

Determination of the First Variable Annuity Payment
At annuitization, the contract value amounts you allocate to provide variable annuity payments will be applied to the applicable Annuity Table. This will be done:

1. on the valuation date on or next preceding the seventh calendar day before the retirement date; and

2.   in accordance with the payment plan chosen.

The amount payable for the first payment for each $1,000 so applied is shown in Table A under the Tables of Annuity Rates section.

Variable Annuity Payments After the First Payment
Variable annuity payments after the first payment vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows.

1. The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation date on or next preceding the seventh calendar day before the retirement date. This result establishes the fixed number of annuity units for each monthly annuity payment after the first payment. This number of annuity units remains fixed during the annuity payment period.

2. The fixed number of annuity units is multiplied by the annuity unit value as of the valuation date on or next preceding the seventh calendar day before the date the payment is due. The result establishes the dollar amount of the payment.

We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

Exchange of Annuity Units
After annuity payments begin, annuity units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once a year. Unless we agree otherwise you may use a maximum of five variable subaccounts at any one time. Once annuity payments start no exchanges may be made to or from any fixed annuity.

272877-NY                                                                Page 14

                             Tables Of Annuity Rates

Table A below shows the amount of the first monthly variable annuity payment, based on a 3.5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Annuity Rates in effect at annuitization. Such rates are guaranteed to be not less than those shown in Table B. The amount of such annuity payments under Plans A, B and C will depend upon the sex and age of the annuitant at annuitization. The amount of such annuity payments under Plan D will depend upon the sex and the age of the annuitant and the joint annuitant at annuitization.

Table A - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied
------------ -------- ----------------- --- ----------- ----------------- --- ------------- --------------- ------------------
                           Plan A                            Plan B                             Plan C           Plan D
------------ -------- ----------------- --- ----------- ----------------- --- ------------- --------------- ------------------
    Age                                                   Life Income                        Life Income    Joint & Survivor
    at       Beginning  Life Income       Five Years     with Ten Years    Fifteen Years     Installment       Non-Refund
  Annuit-       In       Non-Refund        Certain          Certain           Certain           Refund        Male & Female
  ization     Year     Male    Female    Male   Female   Male    Female    Male    Female   Male   Female       Same Age
------------ -------- -------- -------- -------- ------ -------- -------- -------- -------- ------ -------- ------------------
  Age 65      2005     5.61     4.98     5.57    4.96    5.44     4.91     5.23     4.82    5.17    4.75          4.49
              2010     5.52     4.91     5.48    4.89    5.36     4.85     5.17     4.76    5.11    4.70          4.44
              2015     5.43     4.84     5.40    4.83    5.29     4.79     5.11     4.71    5.05    4.65          4.39
              2020     5.35     4.78     5.32    4.77    5.22     4.73     5.06     4.66    4.99    4.60          4.35
              2025     5.27     4.72     5.24    4.71    5.15     4.68     5.00     4.62    4.93    4.56          4.31
              2030     5.19     4.67     5.17    4.66    5.09     4.63     4.95     4.57    4.88    4.52          4.27
------------ -------- -------- -------- -------- ------ -------- -------- -------- -------- ------ -------- ------------------

  Age 70      2005     6.53     5.69     6.43    5.65    6.16     5.53     5.75     5.33    5.81    5.30          5.02
              2010     6.40     5.59     6.32    5.56    6.06     5.45     5.69     5.27    5.72    5.23          4.95
              2015     6.28     5.50     6.20    5.47    5.97     5.37     5.62     5.21    5.64    5.16          4.89
              2020     6.17     5.41     6.09    5.38    5.88     5.30     5.56     5.15    5.57    5.10          4.83
              2025     6.06     5.33     5.99    5.31    5.80     5.23     5.50     5.09    5.49    5.04          4.77
              2030     5.95     5.25     5.90    5.23    5.72     5.17     5.45     5.04    5.42    4.99          4.72
------------ -------- -------- -------- -------- ------ -------- -------- -------- -------- ------ -------- ------------------

  Age 75      2005     7.80     6.73     7.58    6.64    7.00     6.36     6.26     5.92    6.63    6.03          5.79
              2010     7.62     6.59     7.42    6.51    6.89     6.25     6.20     5.85    6.52    5.94          5.69
              2015     7.45     6.46     7.27    6.38    6.79     6.15     6.15     5.79    6.41    5.85          5.59
              2020     7.29     6.33     7.13    6.27    6.69     6.06     6.09     5.73    6.31    5.77          5.51
              2025     7.14     6.22     6.99    6.16    6.59     5.97     6.03     5.67    6.22    5.69          5.43
              2030     6.99     6.11     6.86    6.05    6.49     5.89     5.98     5.61    6.13    5.62          5.35
------------ -------- -------- -------- -------- ------ -------- -------- -------- -------- ------ -------- ------------------

  Age 85      2005    12.15    10.61    10.95    9.92    8.76     8.38     6.97     6.88    9.13    8.41          8.54
              2010    11.79    10.29    10.72    9.68    8.68     8.28     6.95     6.85    8.95    8.24          8.33
              2015    11.46    10.00    10.49    9.46    8.59     8.18     6.93     6.83    8.79    8.09          8.14
              2020    11.14     9.72    10.27    9.25    8.51     8.08     6.92     6.81    8.64    7.95          7.96
              2025    10.85     9.47    10.06    9.05    8.43     7.98     6.90     6.78    8.49    7.82          7.79
              2030    10.57     9.24     9.87    8.86    8.35     7.89     6.88     6.75    8.36    7.70          7.64
------------ -------- -------- -------- -------- ------ -------- -------- -------- -------- ------ -------- ------------------

Table A above is based on the "1983 Individual Annuitant Mortality Table A" with 100% Projection Scale G and a 3.5% assumed investment return. Annuity rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 3.5% assumed investment return.

Plan E - Dollar Amount of First Monthly Variable Annuity Payment Per $1,000 Applied
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
   Years Payable       Monthly Payment     Years Payable      Monthly Payment     Years Payable      Monthly Payment
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
         10                 9.83                 17                6.47                 24                5.09
         11                 9.09                 18                6.20                 25                4.96
         12                 8.46                 19                5.97                 26                4.84
         13                 7.94                 20                5.75                 27                4.73
         14                 7.49                 21                5.56                 28                4.63
         15                 7.10                 22                5.39                 29                4.53
         16                 6.76                 23                5.24                 30                4.45
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

Fixed Dollar annuity payments will not be less than those shown in Table B. In addition, the amount of payments under any annuity payment plan will not be less than that which would be provided if:

1. a single payment immediate annuity contract were to be offered by us to annuitants in the same class and

2. the annuity were to be purchased with the greater of: (1) withdrawal value of the contract; or (2) 95% of the contract value of this contract.

Table B - Dollar Amounts of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
-----------------------------------------------------------------------------------------------------------------------------
                           Plan A                                        Plan B                                      Plan C
    Plan D
                         Life Income                   Life Income with                     Life Income    Joint & Survivor
Age at       Beginning   Non-Refund       Five Years       Ten Years       Fifteen Years    Installment       Non-Refund
Annui-         In                           Certain         Certain           Certain         Refund         Male & Female
tization      Year       Male  Female    Male    Female  Male    Female    Male   Female   Male   Female       Same Age
-----------------------------------------------------------------------------------------------------------------------------
   Age 65       2005    4.75     4.14     4.72    4.13   4.62     4.09     4.43     4.01   4.19    3.83          3.68
                2010    4.66     4.07     4.63    4.06   4.54     4.03     4.37     3.96   4.13    3.78          3.63
                2015    4.57     4.01     4.55    4.00   4.46     3.97     4.31     3.90   4.08    3.74          3.59
                2020    4.49     3.95     4.47    3.94   4.39     3.91     4.25     3.85   4.02    3.70          3.54
                2025    4.41     3.89     4.39    3.88   4.33     3.86     4.20     3.81   3.97    3.66          3.50
                2030    4.34     3.84     4.32    3.83   4.26     3.81     4.15     3.76   3.93    3.62          3.47

   ----------- ------- -------- ------- --------- ----- -------- ------- ---------- ----- ------- -------- -----------
   Age 70       2005    5.66     4.85     5.59    4.82   5.35     4.73     4.98     4.55   4.76    4.34          4.23
                2010    5.54     4.76     5.47    4.73   5.26     4.65     4.92     4.49   4.69    4.28          4.16
                2015    5.42     4.67     5.36    4.64   5.16     4.57     4.85     4.42   4.62    4.22          4.10
                2020    5.31     4.58     5.25    4.56   5.08     4.50     4.79     4.37   4.55    4.17          4.04
                2025    5.20     4.50     5.15    4.49   4.99     4.43     4.73     4.31   4.49    4.12          3.98
                2030    5.10     4.43     5.05    4.41   4.91     4.36     4.67     4.25   4.43    4.07          3.93

   ----------- ------- -------- ------- --------- ----- -------- ------- ---------- ----- ------- -------- -----------
   Age 75       2005    6.92     5.89     6.74    5.81   6.23     5.57     5.53     5.17   5.50    5.01          5.01
                2010    6.74     5.75     6.58    5.68   6.11     5.47     5.47     5.10   5.41    4.93          4.91
                2015    6.58     5.62     6.43    5.56   6.01     5.37     5.41     5.04   5.32    4.86          4.82
                2020    6.42     5.50     6.29    5.45   5.90     5.27     5.35     4.97   5.24    4.79          4.73
                2025    6.27     5.39     6.15    5.34   5.80     5.18     5.29     4.91   5.16    4.72          4.65
                2030    6.13     5.28     6.02    5.24   5.71     5.10     5.23     4.85   5.08    4.66          4.58

   ----------- ------- -------- ------- --------- ----- -------- ------- ---------- ----- ------- -------- -----------
   Age 85       2005    11.23    9.72    10.15    9.11   8.06     7.67     6.27     6.18   7.75    7.14          7.76
                2010    10.88    9.41     9.91    8.88   7.97     7.56     6.26     6.16   7.61    7.01          7.56
                2015    10.55    9.13     9.69    8.66   7.89     7.46     6.24     6.13   7.47    6.88          7.37
                2020    10.24    8.86     9.47    8.45   7.80     7.36     6.23     6.11   7.34    6.77          7.19
                2025    9.96     8.62     9.26    8.25   7.72     7.26     6.21     6.08   7.22    6.66          7.03
                2030    9.69     8.39     9.06    8.06   7.64     7.16     6.19     6.05   7.11    6.56          6.88

Table B above is based on the "1983 Individual Annuitant Mortality Table A" at 2.0% with 100% Projection Scale G. Annuity rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 2.0% annual effective interest rate.

-----------------------------------------------------------------------------------------------------------------------------
                   Plan E - Dollar Amount of Each Monthly Fixed Dollar Annuity Payment Per $1,000 Applied
-----------------------------------------------------------------------------------------------------------------------------
   Years Payable       Monthly Payment      Years Payable       Monthly Payment        Years Payable      Monthly Payment
---------------------- ------------------- -- -------------- ------------------------- -- ----------- -----------------
         10                   9.18                 17                  5.77                   24                  4.36
         11                   8.42                 18                  5.50                   25                  4.22
         12                   7.80                 19                  5.26                   26                  4.10
         13                   7.26                 20                  5.04                   27                  3.98
         14                   6.81                 21                  4.85                   28                  3.87
         15                   6.42                 22                  4.67                   29                  3.77
         16                   6.07                 23                  4.51                   30                  3.68
---------------------- ------------------- -- -------------- ------------------------- -- ----------- -----------------

272877-NY                                                                Page 16

[GRAPHIC OMITTED]                           American Centurion
(logo)                                      Life Assurance Company
AMERICAN                                    20 Madison Ave. Ext.
 EXPRESS                                    P.O. Box 5555
(R)                                         Albany, New York 12205

[GRAPHIC OMITTED]
(logo)
   American
   Centurion
   Life

Deferred Annuity Contract

|X| Flexible Purchase Payments
|X| Investment Experience Reflected in Benefits
|X| Optional Fixed Dollar or Variable Accumulation Values and Annuity Payments |X| Annuity Payments to Begin on the Retirement Date
|X| This Contract is Nonparticipating - Dividends Are Not Payable

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